EXHIBIT 4

EXECUTION VERSION

VOTING AND LOCK UP AGREEMENT

This VOTING AND LOCK UP AGREEMENT is made and entered into on February 5, 2018 (this “Agreement”) by and among the persons identified on Schedule A (collectively, the “Ospraie Group”, and each individually, a “member of the Ospraie Group”), the persons identified on Schedule B (collectively, the “Ardsley Group”, and each individually, a “member of the Ardsley Group”), the persons identified on Schedule C (collectively, the “Marrone Group”, and each individually, a “member of the Marrone Group”), the persons identified on Schedule D (collectively, the “Waddell Group”, and each individually, a “member of the Waddell Group”, and the Waddell Group, together with the Ospraie Group, the Ardsley Group and the Marrone Group, the “Major Shareholder Groups”, and each member thereof, a “party” or a “member of a Major Shareholder Group” and the Waddell Group, together with the Ardsley Group and the Marrone Group, the “Selected Major Shareholder Groups”, and each member thereof, a “member of a Selected Major Shareholder Group”) and, solely with respect to Section 8(g) hereof, Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”), and is effective on the Closing Date.

WHEREAS, in connection with a Securities Purchase Agreement, by and among the Company and the Buyers party thereto (the “Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue and sell to certain members of the Ospraie Group and certain members of the Ardsley Group (i) shares of Common Stock and (ii) warrants (the “Ospraie Warrants” and the “Ardsley Warrants”, respectively) to purchase shares of Common Stock;

WHEREAS, in connection with an Omnibus Amendment No. 4 to Note, by and among the Company, Ospraie Ag Science LLC and members of the Waddell Group (the “Note Amendment”), the Company has agreed, upon the terms and subject to the conditions of the Note Amendment, to issue to certain members of the Waddell Group (i) shares of Common Stock and (ii) warrants (the “Waddell Warrants” and, together with the Ospraie Warrants and the Ardsley Warrants, the “Warrants”) to purchase shares of Common Stock;

WHEREAS, following the completion of the transactions contemplated by the Purchase Agreement, members of the Ospraie Group will be, collectively, the beneficial owners of 30,666,667 of the outstanding shares of Common Stock, in addition to 30,666,667 shares of Common Stock issuable upon exercise of the Ospraie Warrants;

WHEREAS, members of the Ardsley Group have disclosed publicly that they are, collectively, the beneficial owners of 3,681,580 of the outstanding shares of Common Stock, and following the completion of the transactions contemplated by the Purchase Agreement, will be, collectively, the beneficial owners of 10,348,247 of the outstanding shares of Common Stock, in addition to 5,333,333 shares of Common Stock issuable upon exercise of the Ardsley Warrants;

WHEREAS, members of the Waddell Group have disclosed publicly that they are, collectively, the beneficial owners of 4,726,192 of the outstanding shares of Common Stock, in addition to 4,000,000 shares of Common Stock subject to Options, and following the completion of the transactions contemplated by the Note Amendment, will be, collectively, the beneficial owners of 24,726,192 of the outstanding shares of Common Stock, in addition to 8,000,000 shares of Common Stock subject to Options;

WHEREAS, members of the Marrone Group have disclosed publicly that they are, collectively, the beneficial owners of 854,885 of the outstanding shares of Common Stock, in addition to 565,594 shares of Common Stock subject to Options;

WHEREAS, members of the Major Shareholder Groups have engaged, to date, in various discussions and communications concerning certain Board compositional and related matters;

WHEREAS, each of the Major Shareholder Groups has determined that it is in each party’s best interests to reach an agreement with respect to the composition of the Board, the election of directors at the 2018 Meeting and certain related matters; and

WHEREAS, the entry into this Agreement by the Major Shareholder Groups is a material inducement to the each party’s entry into the Purchase Agreement or Note Amendment, as applicable;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants, undertakings and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement:

“2018 Meeting” means the Company’s annual or special meeting of stockholders held in 2018 at which, among other things, director-candidates of the Company to serve in Class II of the Board will be considered and elected by the Company’s stockholders, and every action or approval by written consent or resolution of the holders of shares of Common Stock in lieu of any such meeting.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“beneficial owner” and “beneficial ownership” have the meanings set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Company’s board of directors.

“Charter” means the Company’s Certificate of Incorporation in effect on the date hereof, as the same hereafter may be amended and in effect from time to time.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Common Stock” means the common stock, $0.00001 par value, of the Company.

“Common Equivalents” means, collectively, Options and Convertible Securities.

“Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

“Controlled Affiliate” means, with respect to any person, any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by such person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise; provided that direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder thereof to cast 50% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.

“Director” means any member of the Board.

“Eligible Nominee” means any nominee for Director: (i) who is capable of being elected to the Board without violation of, and who has complied with, any applicable law or the requirements of any federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body, including any securities exchange and regulatory authority with jurisdiction over the Company or its activities, or any political or other subdivision, department, agency or branch of any of the foregoing, (ii) who must not have engaged in acts or omissions constituting a breach of such individual’s fiduciary duties, if any, to the Company and its shareholders, (iii) who must not have engaged in acts or omissions that involve intentional misconduct or an intentional violation of law and that are felonies or violations of law involving moral turpitude or (iv) must not have engaged in any transaction involving the Company during the term of such individual’s membership on the Board, if any, from which such individual derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction if such disclosure is required pursuant to the Company’s governing documents and corporate governance policies, in case of each of the foregoing (i)-(iv), only as determined by the Board reasonably and in good faith after consultation with outside legal counsel.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Principal Market” means The NASDAQ Capital Market.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

2. Representations and Warranties of the Major Shareholder Groups. The Major Shareholder Groups, and each member of the Major Shareholder Groups, severally, and not jointly, represents and warrants to the other parties to this Agreement, with respect to itself, herself or himself, as the case may be, that: (a) such member, in the case of an individual, has the legal capacity, power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) such member, in the case of an entity, has the corporate, general partnership, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (c) this Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member, and is enforceable against such member in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights and remedies of creditors and subject to general equity principles, (d) the execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, her or him, (ii) result in any material breach or material violation of, or constitute a material default (or an event which, with notice or lapse of time or both, could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement, in each case to which one or more members of such Major Shareholder Group is a party or by which it, she or he is bound and which is material to such Major Shareholder Group’s business or operations or (iii) in the case of any entity, violate or conflict with its organizational documents, (e) such member is the beneficial owner of the number of shares of Common Stock set forth with respect to such member in the report of beneficial ownership of the Common Stock on the latest Schedule 13D or Schedule 13G or amendment thereto filed by the applicable Major Shareholder Group with the SEC prior to the date of this Agreement (each, a “Group Report”), and (f) except as set forth in such Major Shareholder Group’s Group Report, no Affiliate or Associate of any member of such Major Shareholder Group holds or owns beneficially any shares of Common Stock or any voting or economic interests therein or any rights or arrangements, agreements, commitments or understandings relating thereto, including, without limitation, any option, warrant or right to acquire or subscribe for the purchase of Common Stock, or is a party or beneficiary to or of any synthetic security arrangement, any stock borrowing or lending arrangement, any cash settled derivative, “total return” or other form of “swap”, or any “put”, “call” “hedge” or “short” position or arrangement.

3. Voting. At the 2018 Meeting, each member of the Ardsley Group, each member of the Marrone Group and each member of the Waddell Group shall cause all shares of the Company’s Common Stock beneficially owned by it, her or him or by its, her or his respective Controlled Affiliates to be present for quorum purposes and to be affirmatively voted in accordance with written instructions (the “Voting Instructions”), delivered at least three (3) business days prior to the date of the 2018 Meeting, from the members of the Ospraie Group with respect to up to two (2) Board seats; provided, however, that no Party shall be obligated to vote in favor of a Director nominee that is not an Eligible Nominee. The Voting Instructions shall include a confirmation that each person for whom the members of the Selected Major Shareholder Groups are requested to vote for is an Eligible Nominee.

4. Grant of Irrevocable Proxy. Upon the failure of any member of the Ardsley Group, the Marrone Group or the Waddell Group to vote its, her or his Common Stock in accordance with the terms of this Agreement, such party hereby grants to any person as designated by the Ospraie Group a proxy coupled with an interest in all Common Stock beneficially held by such member (the “Proxy Shares”), which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 4 is amended to remove such grant of proxy, to vote at each regular or special meeting of stockholders in the manner provided in Section 3 hereof. Each member of the Ardsley Group, each member of the Marrone Group and each member of the Waddell Group hereby revokes all other proxies and powers of attorney with respect to the voting rights with respect to the Proxy Shares that such persons may have appointed or granted that may conflict with the provisions of this Agreement, and each member of the Ardsley Group, each member of the Marrone Group and each member of the Waddell Group shall not grant any proxy or power of attorney or enter into any other voting agreement with respect to the Proxy Shares that conflicts with the provisions of this Agreement. This proxy granted hereby by each member of the Ardsley Group, each member of the Marrone Group and each member of the Waddell Group is irrevocable and is coupled with an interest, and each party hereto hereby acknowledges and agrees that such grant of proxy to the person designated by the Ospraie Group is coupled with an interest, is irrevocable.

5. Public Statements. No party hereto shall make any public statements with respect to the matters covered by this Agreement without the prior mutual consent of the Ospraie Group, the Ardsley Group, the Marrone Group and the Waddell Group. The foregoing shall not prevent (i) any Major Shareholder Group, in accordance with Rule 14a-1(l)(2)(iv) under the Exchange Act (but not including the parenthetical exception in such clause (iv)) and solely in respect of shares of Common Stock beneficially owned by it, her or him from announcing its, her or his voting intention with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company, tender offer or exchange offer for a majority of any class of capital stock of the Company or other business combination involving the Company requiring a vote or tender of stockholders of the Company; or (ii) the making of any factual statement which, after consultation by such Major Shareholder Group with legal counsel, such Major Shareholder Group determines in good faith is required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

6. SEC Filings. Each Major Shareholder Group shall file with the SEC within the time periods required by the Exchange Act and the rules and regulation promulgated thereunder, an amendment to such party’s Group Report (or a Schedule 13D, if such Group Report was on Schedule 13G) or an initial Schedule 13D, which shall (i) report such Major Shareholder Group’s execution and delivery of this Agreement, (ii) file a copy of this Agreement as exhibit thereto and (iii) otherwise comply with the requirements of Schedule 13D.

7. Other Agreements.

(a) Each member of a Major Shareholder Group shall report any changes in its, her or his ownership of Common Stock to the Company and make all applicable filings (under the Securities Act and the Exchange Act) with respect thereto on a timely basis.

(b) Each member of a Major Shareholder Group hereby agrees that it, she or he shall cause each of its, her or his Controlled Affiliates, current and future, to comply with the terms of this Agreement.

(c) Anything to the contrary express or implied in this Agreement notwithstanding, the parties hereby agree that this Agreement and the rights and obligations of the parties hereunder shall terminate and be of no further force or effect from and after the earlier to occur of (i) such time, if any, that the Common Stock no longer is registered pursuant to and the Company no longer is subject to the reporting requirements of any of Sections 12, 13 or 15(d) of the Exchange Act and (ii) such time as the Ospraie Group no longer maintains the Lead Investor Minimum Threshold (as defined in the Purchase Agreement).

8. Lock Up.

(a) Each member of a Selected Major Shareholder Group agrees that, commencing on the date hereof and ending on the 180th day following the Closing Date (the “Lock Up Period”), such member of a Selected Major Shareholder Group will not, and will cause all of its, her or his Affiliates not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock or Common Stock Equivalents, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any shares of Common Stock or Common Stock Equivalents owned directly by any member of a Selected Major Shareholder Group (including holding as a custodian) or with respect to which it, she or he has beneficial ownership within the rules and regulations of the SEC (collectively, the “Lock Up Shares”),

(b) In addition to the restrictions set forth in Section 8(a), each member of the Marrone Group agrees that during the Lock Up Period, such member of the Marrone Group will not, and will cause all of its or her Affiliates not to (i) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock Up Shares, whether any such transaction set forth in Section 8(a) or Section 8(b)(i) is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, (ii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or Common Stock Equivalents or (iii) publicly disclose the intention to do any of the foregoing.

(c) The foregoing restriction is expressly agreed to preclude each member of a Selected Major Shareholder Group, and any Affiliate thereof, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock Up Shares even if the Lock Up Shares would be disposed of by someone other than a member of a Selected Major Shareholder Group. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Lock Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Lock Up Shares which, with respect to each member of the Ardsley Group and each member of the Waddell Group, is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock Up Shares even if the Lock Up Shares would be disposed of by someone other than a member of a Selected Major Shareholder Group.

(d) Notwithstanding the foregoing, with respect to any member of the Waddell Group or any member of the Ardsley Group, the restrictions in this Section 8 shall not apply to any transfers of the Lock Up Shares, provided that the transferee thereof agree to be bound in writing by the restrictions set forth herein in form and substance satisfactory to the members of the Ospraie Group.

(e) Notwithstanding the foregoing, with respect to any member of the Marrone Group, the restrictions shall not apply to (i) any transfers of the Lock Up Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) any transfers to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) any distributions by a trust to its beneficiaries, provided that such beneficiaries agree to be bound in writing by the restrictions set forth herein, (iv) distributions of the Lock Up Shares to limited partners, limited liability company members or stockholders of the undersigned provided that such Persons agree to be bound in writing by the restrictions set forth herein or (v) the entry by the undersigned into any plan under Rule 10b5-1 of the Exchange Act, provided that in the case of clause (v), no sales shall be permitted to be made under such plan, and no public disclosure or filing under the Exchange Act by any person shall be required, or made voluntarily, in connection with the adoption of any such plan prior to the expiration of the Lock-Up Period. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(f) Each member of a Selected Major Shareholder Group now has, and, except as contemplated by the immediately preceding sentence, for the duration of this Lock-Up Agreement will have, good and marketable title to the Lock Up Shares, free and clear of all liens, encumbrances, and claims whatsoever. Each member of a Selected Major Shareholder Group also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent (the “Transfer Agent”) and registrar against the transfer of the Lock Up Shares except in compliance with the foregoing restrictions.

(g) In order to enforce the covenants set forth in this Section 8, the Company shall impose irrevocable stop-transfer instructions preventing the Transfer Agent from effecting any actions in violation of this Section 8.

(h) Each member of the Selected Major Stockholder Group acknowledges and agrees that the provisions set forth in this Section 8 are irrevocable and shall be binding upon the heirs, legal representatives, successors, and assigns of each member of a Selected Major Shareholder Group.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission) or by electronic mail; the business day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Ospraie Group:

Ospraie Ag Science LLC

c/o Dwight Anderson

437 Madison Avenue, 28th Floor

New York NY 10022

Attention: Dwight Anderson

Email: dwighta@ospraie.com

Telephone: 212-602-5000

With a copy (for informational purposes only) to:

ParkRiver Fund Solutions

437 Madison Avenue, 28th Floor

New York, NY 10022

Attention: Scott Baglio

Telephone: 212-602-5002

Email: sbaglio@parkriverfs.com

with a copy (which shall not constitute notice pursuant to this Section 9) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein, Esq.

Facsimile: (212) 593-5955

Telephone: (212) 756-2376

If to the Ardsley Group:

Ardsley Partners Renewable

Energy Fund, L.P.

262 Harbor Drive, 4th Floor

Stamford, CT 06902

Attention: Steve Napoli

Facsimile: (203) 355-0715

Telephone: (203) 564-4230

Email: steve@ardsley.com

with a copy (which shall not constitute notice pursuant to this Section 9) to:

Tannenbaum Helpern Syracuse &

Hirschtritt LLP

900 Third Avenue

New York, NY 10022

Attention: Wayne H. Davis

Tel: (212) 508-6705

Fax: (646) 390-6971

Email: davis@thsh.com

If to the Marrone Group:

Marrone Bio Innovations, Inc.
1540 Drew Avenue
Davis, CA 95618

Attention: Pamela G. Marrone, Ph.D.
Facsimile: (530) 302-0189

Telephone: (530) 302-8289

with a copy (which shall not constitute notice pursuant to this Section 9) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Alfredo B. D. Silva, Esq.

Facsimile: (415) 276-7201

Telephone: (415) 258-6213

If to the Waddell Group:

c/o Ivy Investment Management Company

Waddell & Reed Investment Management

Company

6300 Lamar Avenue

Overland Park, KS 66202

Attention: Zachary H. Shafran,

Senior Vice President

Facsimile: (913) 236-1781

Telephone: (913) 236-1842

Email: zshafran@waddell.com

with a copy (which shall not constitute notice pursuant to this Section 9) to:

Kimberly A. Wingate

Waddell & Reed Financial, Inc.

6320 Lamar Avenue, Suite 110

Overland Park, KS 66202

Telephone: (913) 236-2672

Email: kwingate@waddell.com

10. Entire Agreement; Amendment and Waiver.

(a) This Agreement contains the entire understanding of the parties hereto with respect to and supersedes all prior agreements, both written and oral, between the parties, or any of them, relating to, the subject matter hereof.

(b) This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11. Governing Law. This Agreement and any action, claim or legal proceeding directly or indirectly based upon, relating to arising out of this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the internal procedural and substantive laws of the State of Delaware, irrespective of any applicable principles of conflicts of laws.

12. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any action, claim or legal proceeding directly or indirectly based upon, relating to arising out of this Agreement or the negotiation, execution or performance hereof, and each of the parties hereby irrevocably agrees that all claims in respect to such action, claim or legal proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 9. Nothing in this Section 12 shall affect the right of any party to serve legal process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13. Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself, herself or himself and its, her or his Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Each party hereto agrees, on behalf of itself, herself or himself and its, her or his Affiliates and Associates, that any requirements for the securing or posting of any bond with such remedy are hereby waived.

14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its, her or his obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

15. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

16. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Accordingly, the parties agree that in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

17. Miscellaneous. The headings of the Sections are inserted for convenience of reference only and are not deemed to affect the interpretation of this Agreement. Unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender.

18. Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

Signature Page Follows

OSPRAIE GROUP OSPRAIE AG SCIENCE LLC

By:
Name:
Title:

DWIGHT ANDERSON

Signature Page – Voting and Lock Up Agreement

ARDSLEY GROUP

ARDSLEY ADVISORY PARTNERS

By:
Name:
Title:

ARDSLEY PARTNERS I

By:
Name:
Title:

PHILLIP J. HEMPLEMAN

ARDSLEY PARTNERS FUND II, L.P.

By:
Name:
Title:

ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.

By:
Name:
Title:

ARDSLEY PARTNERS ADVANCED HEALTHCARE FUND, L.P.

By:
Name:
Title:

ARDSLEY PARTNERS RENEWABLE ENERGY FUND

By:
Name:
Title:

ARDSLEY DUCKDIVE FUND, L.P.

By:
Name:
Title:

Signature Page – Voting and Lock Up Agreement

WADDELL GROUP

IVY SCIENCE & TECHNOLOGY FUND

By:	Ivy Investment Management Company,
its investment adviser,

By:
Name: Zachary H. Shafran
Title: Senior Vice President

WADDELL & REED ADVISORS SCIENCE & TECHNOLOGY FUND

By:	Waddell & Reed Investment Management
Company, its investment adviser,

By:
Name: Zachary H. Shafran
Title: Senior Vice President

IVY VIP SCIENCE & TECHNOLOGY

By:	Ivy Investment Management Company,
its investment adviser,

By:
Name: Zachary H. Shafran
Title: Senior Vice President

Signature Page – Voting and Lock Up Agreement

MARRONE GROUP PAMELA G. MARRONE, PH.D.

Acknowledged by:

MARRONE BIO INNOVATIONS, INC.

By:
Name: Pamela G. Marrone, Ph.D. Title: Chief Executive Officer

Signature Page – Voting and Lock Up Agreement

Schedule A

Ospraie Ag Science LLC

Dwight Anderson

Schedule B

Ardsley Advisory Partners

Ardsley Partners I

Phillip J. Hempleman

Ardsley Partners Fund II, L.P.

Ardsley Partners Institutional Fund, L.P.

Ardsley Partners Advanced Healthcare Fund, L.P.

Ardsley Partners Renewable Energy Fund

Ardsley Duckdive Fund, L.P.

Schedule C

Pamela G. Marrone, Ph.D.

Schedule D

Ivy Science & Technology Fund

Waddell & Reed Advisors Science & Technology Fund

Ivy VIP Science & Technology